Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES (CONCURRED IN BY COUNSEL FOR THE COMPANY) THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THERALINK TECHNOLOGIES, INC.

2021 CONVERTIBLE PROMISSORY NOTE

$[ ]	Golden, Colorado Issue Date: NOVEMBer [ ], 2021

FOR VALUE RECEIVED, Theralink Technologies, Inc., a Nevada Company (the “Company”), promises to pay to the order of [  ] (the “Holder”) the principal amount of $[ ] (the “Principal Amount”) upon the terms and subject to the conditions set forth herein (this “Note”). This Note is issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and Holder and is one of a series of promissory notes to be issued by the Company known as the 2021 Convertible Promissory Notes (collectively referred to as the “2021 Notes”), all of which contain substantially similar terms. The 2021 Notes are intended to provide financing to the Company in anticipation of a listing on a Qualified National Exchange (as defined below).

1. Interest. Interest shall accrue on the outstanding Principal Amount, from the Issue Date until the date this Note is converted or paid in full, at the rate of eight percent (8.0%) per annum simple interest (365 day basis) (the “Interest Rate”). The Company will pay interest monthly, in arrears, in cash, on the first day of each month of each year following the Issue Date prior to the maturity of this Note, or if any such day is not a Trading Day, on the next succeeding Trading Day (each, an “Interest Payment Date”). Notwithstanding the immediately foregoing, at the option of the holder, interest may accrue on this Note on a monthly basis. All accrued and unpaid interest shall be due and payable in full upon maturity, conversion or prepayment of this Note, as provided herein. All cash payments received by the Holder in respect of this Note shall be applied first to accrued interest and thereafter to the repayment of the outstanding Principal Amount.

2. Maturity Date. If not sooner paid or converted according to the terms hereof, then on November 1, 2026, the Holder may demand the outstanding Principal Amount plus all accrued and unpaid interest thereon be due and payable (the “Maturity Date”). Upon the Maturity Date, in lieu of payment, the Holder or the Company may, upon notice to the other party, elect to convert the outstanding Principal Amount plus accrued and unpaid interest under this Note into a number of shares of the Company’s common stock (the “Common Stock”) equal to the quotient obtained by dividing:

(a) the outstanding Principal Amount plus any accrued and unpaid interest under this Note (the “Conversion Amount”), by

(b) a per share price of $0.00366 (the “Conversion Price”).

3. Prepayment. The Notes may be prepaid at any time after FINRA Approval (as defined below) at an amount equal to 110% of outstanding principal balance of the Note and accrued and unpaid interest during the period from the Issue Date until the Maturity Date. In order to prepay the Notes, the Company shall provide five (5) Trading Days prior written notice to the Holder, during which time the Holder may convert the Notes in whole or in part at the Conversion Price.

4. Covenants. The Company covenants and agrees that, until all of the obligations under this Note and the Purchase Agreement (as defined below) have been fully performed and either paid in full in cash or converted into shares of Common Stock of the Company pursuant to the terms hereof and this Note has been terminated, it will abide by the covenants set forth in the Purchase Agreement.

5. Automatic Conversion. Upon the listing by the Company or the trading of the Common Stock on The Nasdaq Capital Market, The Nasdaq Global Select Market, The Nasdaq Global Market, the New York Stock Exchange, the NYSE American, the NYSE Arca or any of their respective successor entities (each a “Qualified National Exchange”), the Conversion Amount shall automatically be converted into fully-paid and non-assessable shares of Common Stock. The number of shares of Company Stock to be issued upon the conversion contemplated by this Section 5 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the lower of (a) the Conversion Price (as adjusted as set forth herein); and (b) the average closing price of the Common Stock during the thirty (30) Trading Days immediately preceding the date of the listing or trading of the Common Stock on a Qualified National Exchange.

6. Optional Conversion. Subject in all respects to Section 15 of this Note, from and after FINRA Approval (as defined below), the Conversion Amount, in whole or in part at any time and from time to time may be converted into shares of Company Stock at the election of the Holder, in its sole discretion. The number of shares of Company Stock to be issued upon the optional conversion of Holder contemplated by this Section 6 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the Conversion Price. The Holder shall effect conversions by delivering to the Borrower a completed notice in the form attached hereto as Exhibit A (a “Notice of Conversion”). The date on which a Notice of Conversion is delivered is the “Conversion Date.” The Borrower shall deliver the applicable stock certificate to the Holder on or before the tenth (10th) day after a Conversion Date. The Holder shall physically surrender this Note to the Borrower in connection with a conversion, whether a partial conversion or a total conversion. In the event of a partial conversion, in order to reflect the reduction in the outstanding principal amount of this Note and the reduction in the accrued and unpaid interest, the Borrower shall prepare and deliver to the Holder a new Note, identical in all respects to the surrendered Note except for the principal amount outstanding reflected on the first page hereof and the new Note shall have the amount of previously accrued interest that has not been converted reflected in the principal outstanding. Such replacement Note (resulting from the partial conversion) shall be delivered to the Holder on or prior to the tenth (10th) day after the applicable Conversion Date.

7. Adjustment to Conversion Price. Except for any Exempt Issuance (as hereinafter defined), in the event the Company issues or sells any securities including Options or Convertible Securities (or amends any outstanding securities of the Company), at an effective price of, or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold. “Exempt Issuance” shall mean any sale or issuance by the Company of its Common Stock or securities convertible into, exercisable for or exchangeable for Common Stock in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of the securities or assets of a corporation or other entity (or any division or business unit thereof), (ii) the Company’s issuance of securities in connection with strategic supply, sale or license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common stock, restricted stock units or the issuances or grants of Options to purchase Common Stock to employees, officers or directors, under an equity incentive plan adopted by a majority of the non employee members of the Board of Directors of the Company; (iv) securities issued upon the exercise or exchange of or conversion of any Convertible Securities issued and outstanding on the date of the issuance of Notes to securities holders of the Company in exchange for other securities existing as of the date of this Note, (v) the conversion of any Series E, Series F, Series C-1 or Series C-2 Convertible Preferred Stock or (vi) any equity line of credit or similar agreement, if entered into with the consent of Doug Mergenthaler. In case any shares of Common Stock, Convertible Securities or Options are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, each share of Common Stock underlying any such Convertible Securities or Options shall be deemed to be one additional share of Common Stock for the purposes of determining the effective price of the non-Exempt Issuance.

8. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issue Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination.

9. Acquisition. Immediately prior to the closing of a merger, share exchange, consolidation, acquisition of all or substantially all of the assets or stock, reorganization or liquidation of the Company that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the voting capital stock of the Company (or its successor or parent corporation) immediately after the transaction or, in the case of a sale of assets or liquidation, the Company owning after the transaction less than substantially all of the assets owned by the Company prior to the transaction (other than an issuance of equity securities for the primary purpose of raising capital) (an “Acquisition”) that occurs prior to the satisfaction in full by the Company of all outstanding Principal Amount and accrued but unpaid interest under this Note (including through the conversion of such amounts into capital stock of the Company), the Holder may elect to either (i) convert all outstanding Principal Amount and accrued interest hereunder into shares of Common Stock at the valuation of the Company on a per share basis as used in the Acquisition, or (ii) accelerate the Maturity Date to the date of closing of the Acquisition transaction and thereupon the Company shall be obligated to pay Holder an amount equal to the remaining Conversion Amount in full satisfaction of its obligations hereunder. In conjunction with such conversion in connection with an Acquisition, the Holder shall execute all documentation required to be executed by other stockholders of Company in connection with the Acquisition (the “Acquisition Agreements”), including without limitation escrow, indemnification and other similar agreements.

10. Participation in Future Financing.

(a) From the date hereof until the date that is the 24 month anniversary of the Issue Date (or until 100% of the 2021 Notes is converted into Common Stock, if earlier), upon any issuance by the Company of Common Stock or any security convertible into Common Stock for cash consideration, indebtedness or a combination of units hereof in a transaction exempt from registration under the Securities Act (a “Subsequent Financing”), each Holder shall have the right to participate in the Subsequent Financing up to an amount of the Subsequent Financing equal to 10% of the Subsequent Financing for each $500,000 in aggregate Principal Amount of the 2021 Notes purchased by the Holder (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. At least five Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Holder, for a Subsequent Financing Notice, the Company shall promptly, but no later than two trading days after such request, deliver a Subsequent Financing Notice to such Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(b) Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth trading day after such Holders have received the Subsequent Financing Notice that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder’s participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Holder as of such fifth trading day, such Holder shall be deemed to have notified the Company that it does not elect to participate.

(c) The Company and each Holder agree that if any Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Holder.

(d) Notwithstanding anything to the contrary in this Section 10 and unless otherwise agreed to by such Holder, the Company shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the 10th business day following delivery of the Subsequent Financing Notice. If by such 10th business day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(e) Notwithstanding the foregoing, this Section 10 shall not apply in respect of (i) an Exempt Issuance, or (ii) a public offering registered with the SEC.

11. Effect of Conversion. Upon conversion of this Note into shares of the Company’s Common Stock in accordance with the terms hereof, and, if and as applicable, upon receipt by the Company of signature pages to the Acquisition Agreements executed by the Holder, the Company shall promptly issue and deliver to the Holder (a) certificates for the shares issuable upon such conversion of this Note (“Conversion Shares”) and (b) a capitalization table that reflects the Company’s Fully-Diluted Number of Shares as of the Conversion Time (as defined below) certified as accurate and complete by a senior officer of the Company (if such information is not otherwise contained in the Acquisition Agreements). Such conversion shall be deemed to have been made, in the case of conversion pursuant to Section 2, as of the close of business on the Maturity Date or such earlier date as mutually agreeable to the Company and Holder; in the case of a listing on a Qualified National Exchange, simultaneously with the completion of the initial listing and trading of the Common Stock on a Qualified National Exchange; and in the case of an Acquisition, immediately prior to the closing of such Acquisition (in each case, the “Conversion Time”). The Holder shall be treated for all purposes as the record holder of such Conversion Shares as of the Conversion Time. No fractional Conversion Shares shall be issued in connection with any conversion of this Note, and any fractional share shall be rounded up or down to the nearest whole share in lieu of any such fraction (and any fraction representing one-half of a share shall be rounded up). The issuance of Conversion Shares to the Holder upon conversion of this Note in accordance with its terms shall constitute satisfaction in full of the obligations of the Company under this Note.

12. Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Notes held by Lincoln Park Capital Fund, LLP or Cavalry Fund I, LLP (each a “Restricted Holder”), and such Restricted Holder shall not have the right to convert any of the Notes held by such Restricted Holder pursuant to the terms of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Restricted Holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by such Restricted Holder by written notice from such Restricted Holder to the Company, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Restricted Holder shall include the number of shares of Common Stock held by such Restricted Holder plus the number of shares of Common Stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Notes beneficially owned by such Restricted Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including any convertible notes, convertible preferred stock or warrants) beneficially owned by such Restricted Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 12. For purposes of this Section 12, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securites and Exchange Act of 1934, as amended (the “1934 Act”) and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Restricted Holder may acquire upon the conversion of such Notes without exceeding the Maximum Percentage, such Restricted Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Company’s transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). Notwithstanding the preceding, the Restricted Holder may rely on the transfer agent’s records if the Reported Outstanding Share Number is different than what the Company reports. If the Company receives a Conversion Notice from a Restricted Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Restricted Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Restricted Holder’s beneficial ownership, as determined pursuant to this Section 12, to exceed the Maximum Percentage, such Restricted Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Restricted Holder, the Company shall within one trading day confirm orally and in writing or by electronic mail to such Restricted Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Notes, by such Restricted Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Restricted Holder upon conversion of such Notes results in such Restricted Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Restricted Holder’s beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Restricted Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Restricted Holder pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Restricted Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Notes pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 12 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 12 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 12 shall be of no further force or effect if the Restricted Holder participates in a subsequent transaction with the Company which results in the Restricted Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation.

13. Event of Default. If the Company (a) fails to pay when due any principal or interest payment on the due date hereunder, and such payment shall not have been made within thirty (30) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay; (b) materially breaches any other covenant contained in this Note or the Purchase Agreement and such failure continues for forty-five (45) days after the Company receives written notice of such material breach from the Holder; (c) voluntarily files for bankruptcy protection or makes a general assignment for the benefit of creditors; or (d) is the subject of an involuntary bankruptcy petition and such petition is not dismissed within ninety (90) days, then in any such case then the holders of Notes owning together in excess of a majority of the aggregate Principal Amount of the Notes may, upon written notice to the Company, declare the 2021 Notes (including this Note) in default and immediately due and payable in full. From that date forward, this Note shall bear interest at a rate of the lower of ten percent (10%) per annum or the highest rate allowed by applicable law, until paid in full or converted.

14. FINRA Penalty. If the Financial Industry Regulatory Authority, Inc. (“FINRA”) fails to approve the Company’s name change to Theralink Technologies, Inc. and ticker symbol change (“FINRA Approval”) prior to November 1, 2022, then on such date the Company will pay a penalty fee equal to ten percent (10%) of the outstanding Principal Amount. If FINRA Approval is not received prior to May 1, 2023, then on such date the Company will pay a penalty fee equal to eight percent (8%) of the outstanding Principal Amount. Such fees will be added to the Principal Amount on their respective payment dates. If FINRA Approval is not received prior to June 1, 2023, then any Holder may, upon five (5) business days written notice to the Company, declare the 2021 Notes (including this Note) in default and immediately due and payable in full.

15. Ranking. This Note and the other 2021 Notes shall rank pari passu as to the payment of principal and interest. The Holder agrees that any payments or prepayments to the Holder and to the holders of the other 2021 Notes, whether principal, interest or otherwise, shall be made pro rata among the Holder and the other holders of the 2021 Notes based upon the aggregate unpaid principal amount of this Note and the other 2021 Notes. Notwithstanding the foregoing, this Note shall rank senior to any unsecured debt of the Company and to any future promissory notes issued by the company, provided that this Note shall rank pari passu to any other 2021 Note.

16. Restrictions on Transfer and IPO Lock-Up. As a condition to the conversion of this Note into equity securities of the Company, Holder understands that the Conversion Shares are subject to restrictions on transfer under the Securities Act and applicable state securities laws as well as other contractual restrictions that are in existence at the time of issuance of the Conversion Shares, including under the Bylaws of the Company.

Holder further understands and acknowledges that, notwithstanding anything to the contrary in this Note, the Note may not be converted into shares of Common Stock and no Conversion Shares may be issued by the Company to Holder until FINRA Approval.

If applicable, the Conversion Shares (unless registered under the Securities Act of 1933, as amended) will be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

17. No Rights as a Shareholder. Holder is not entitled, as a Holder in respect of this Note, to any rights as a shareholder of the Company and Holder shall not be deemed the holder of the Conversion Shares or any other securities of the Company that may at any time be issuable on the conversion of this Note for any purpose, nor will anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Note has been converted and the Conversion Shares issuable upon the conversion hereof have been issued or become deliverable, as provided herein.

18. Subordination. By accepting this Note, the Holder agrees that all payments on account of the indebtedness, liabilities and other obligations of the Company to the Holder, including, without limitation, all amounts of principal, interest accrued hereon, and all other amounts payable by the Company to the Holder under this Note or in connection herewith shall be subordinated and subject in right of payment, to the extent and manner set forth herein, to the prior payment in full in cash or cash equivalents of any existing or future Senior Indebtedness of the Company. “Senior Indebtedness” shall mean any (i) indebtedness, liabilities and other obligations of the Company or with respect to which the Company is a guarantor, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, (ii) indebtedness, liabilities and other obligations of the Company under any line of credit or revolving credit facility, (iii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness and (iv) the Company’s 2021 Convertible Secured Promissory Note issued May 12, 2021. Upon request from the Company, each Holder will agree to execute and deliver a subordination agreement, in a form reasonably acceptable to any banks, insurance companies or other lending or thrift institutions holding Senior Indebtedness, subordinating the Holder’s interests under this Note to the interests of any banks, insurance companies or other lending or thrift institutions holding Senior Indebtedness.

Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be due and payable (including upon maturity), (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note and no action shall be taken to collect on any of the principal of or interest on this Note. For purposes of clarity, the conversion of this Note into Conversion Shares or any other equity security of the Company shall not be deemed a payment for purposes of this Section 9 and shall be expressly permitted without regard to the Senior Indebtedness.

19. Notices. All notices provided for in this Note shall be in writing and deemed to be duly given upon (a) delivery via electronic mail (provided no notice of failure of delivery is received by the sender) or in person, (b) four business days after deposit in the United States mail, certified or registered, postage prepaid and (c) one business day after deposit with a reputable, national overnight courier service for next business day delivery with all charges prepaid. Notices shall be sent, with respect to the Company, to the address set forth below, and with respect to Holder, to the address set forth on the signature page hereto or at such other address as such party may designate by ten (10) days advance written notice to the other party given in the foregoing manner:

If to Company:	Theralink Technologies, Inc. 15000 W. 6th Ave., #400 Golden, CO 80401 Attn: Mick Ruxin, M.D. CEO Email: mick@theralink.com
With copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Ste. 3900 Miami, Florida 33131 Attn: Clayton Parker, Esq. Email: clayton.parker@klgates.com

20. Governing Law. This Note, and any disputes arising under this Note, will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflict of laws principle to the contrary. The Company and the Holder agree that the state and federal courts located in Nevada will have exclusive jurisdiction over any dispute between them arising out of this Note.

21. Assignment. The rights and obligations of the Company and the Holder shall be binding upon and shall inure to the benefit of their successors, assigns and transferees. Holder may not assign or otherwise transfer this Note without the prior written consent of the Company.

22. Waiver and Amendment. The provisions of this Note may be amended or waived only upon the written consent of the Company and the Holder.

23. Collection Costs. The Company agrees to pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note and/or to collect this Note, and in any appeal thereof.

24. Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

25. Only Company Liable. In no event shall any stockholder, officer, director or employee of the Company be liable for any amounts due or payable pursuant to this Note.

26. Expenses. Each of the Company and the Holder will bear its own expenses associated with the negotiation and execution of this Note.

27. Counterparts. The Note may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * *

The Company has caused this Convertible Promissory Note to be signed by its duly authorized officer and dated the day and year first above written.

THERALINK TECHNOLOGIES, INC.

By:
Name:	Mick Ruxin, M.D.
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

[INVESTOR]

By:
Name:
Title:

Address:
Email:

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert this Note)

To: Theralink Technologies, Inc.
15000 W. 6th Ave., #400

Golden, CO 80401

Attn: Chief Executive Officer

The undersigned hereby irrevocably elects to convert $ of the outstanding principal and/or accrued interest of the above Note into shares of Common Stock of Theralink Technologies, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Note Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$
Amount of Note unconverted:	$

Note Conversion Price per share:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE